Momentous Entertainment Group, Inc.
PERFORMER AGREEMENT

Date: As of March 5, 2015

Project: "Bobby Earnhardt Project"

Artist: Bobby Earnhardt ("Artist")

Producer: Momentous Entertainment Group Inc. ("MEG")
P.O. Box 861
Sugar Land, Texas 77487-0861

Address: [redacted]
City, State, Zip: [redacted]
Phone: [redacted]

This Performer Agreement ("Agreement") shall set forth the terms and conditions of the agreement between Producer and Bobby Earnhardt ("Artist") in connection with Artist services in connection with a potential television series and related ancillary materials in connection therewith, ("Project") intended for worldwide exhibition on any and all media in all mediums current and future; which includes but is not limited to broadcast, cable & pay TV networks, Internet, mobile, satellite, cable, and IP video services.

All of Producer's obligations under this Agreement are expressly conditioned upon and subject to Artist delivering to Producer; (a) multiple fully-executed originals of this Agreement (including all exhibits hereto) in form and substance satisfactory to Producer, (b) Artist's compliance with all governmental requirements in connection with Artist's engagement, including but not limited to, completing, signing, delivering to Producer all required tax and immigration forms (if and as applicable); (c) Producer's receipt of any and all information and documentation required or requested by Company in connection with statutory record-keeping and identification verification regulations and requirements and (d) at Producer's election, a review and acceptance by Producer of a customary background check and medical/psychological evaluation of Artist. In furtherance of the foregoing Paragraph 1(e), Artist agrees that Artist shall complete and sign a release or other document(s) as required by the third party designated by Producer to perform the background check and medical/psychological evaluation. Artist acknowledges that any information obtained by Producer from the background check and any medical or psychological evaluation may be used solely for (i) evaluation of my application to participate in the Project, and (ii) purposes of selecting participants in the Project.

It is agreed between Producer and Artist as follows:

1. SERIES:

(a) Series Option: In the event that a series (the "Series") is placed in production and/or commissioned, Producer shall have the exclusive option ("Option") to engage Artist to render on-camera performing services on each of the series cycles ("Series Cycle") of the television series "Not Yet Titled" (the "Series"). Such Option shall be exercisable by Producer, if at all, promptly following MEG's approval of the final cast of the Series and Series greenlight. Provided Producer exercises its Option, and subject to Producer's rights in the event of a disability, default or force majeure, Artist shall be guaranteed compensation for each Series Cycle which Artist actually provides original services in each Series Cycle and, if exercised, on episodes in which he provides services for each "Additional Series Cycle" (as defined below).

(b) Additional Series Cycles: Producer shall have six (6) additional, successive, dependent, exclusive options (each, an "Additional Series Cycle Option") to engage Artist to render on-camera performer services on up to six (6) additional cycles of the Series (each, an "Additional Series Cycle"). Each such Additional Series Cycle Option shall be exercisable by Producer, if at all, no later than twelve (12) months from the initial exhibition of the final episode in the immediately preceding Series Cycle.

(c) Services: If so engaged pursuant to Paragraphs 1a and 1b, as applicable, Artist shall render services customarily rendered by first-class on-camera talent of high-quality television reality programs. Producer shall have the right to

terminate this Agreement at any time with or without cause or justification. If Producer terminates this Agreement without cause or justification, Producer's obligations hereunder shall be fully satisfied by payment of any accrued but unpaid compensation for services actually completed by Artist and, if applicable, any remaining guaranteed compensation payable hereunder that has not yet been paid. Nothing in this Agreement shall detract from Producer's ability in its sole discretion, to order more than the minimum number in connection with any particular Cycle, nor to increase an order from its original number.

(d) Series Compensation: Provided that the Option for the Series Cycles is exercised and the series is exhibited, and provided further that Artist renders and completes all required services hereunder, furnishes all required material and is not in uncured breach or default hereof Artist shall be paid as full consideration for all rights granted under this Agreement as follows:

i. A royalty participation of twelve percent (12%) of the net profits from all revenues generated from each series cycle exhibited. Net profits are defined as all gross revenues minus all expenses (direct/indirect) in the making, exhibiting, promotion, and advertising of Series.

ii. The Company acknowledges that Artist is acting as an independent contractor and not as an employee of the Company.

iii. During periods of production filming, Producer will advance Artist $1500 per week to be treated as a draw against Artists Royalty Participation of the net profits. This shall not include series development and preproduction and additionally shall not include initial meetings and introductions made by both Producer and Artist.

(e) Option to Renew: Producer and/or MEG after the end of the 6 Additional series option will have the option to automatically renew Artist and this agreement for another six (6) Series Cycles provided that the Option for the 6 Series Cycles is exercised and the series is exhibited, and provided further that Artist renders and completes his obligations.

2. NATURE OF PROJECT:

(a) General. Artist acknowledges and understands that Producer desires to use, film, tape and otherwise record events relating to or occurring in Artist's life, which may include, without limitation, Artist's relationships and interactions with Project personnel and other participants in the Project as well as events relating to Artist's life and portions of Artist's life story including, without limitation, any relationships with family, friends, boyfriends, girlfriends, employers, supervisors, co-workers, competitors, and the like before, during and after all phases of Project of the Project (to the extent that such later events and life story relate to my experiences in and/or related to the subject matter of the Project), and also including all events, set-ups, scenarios, settings, reenactments, re-stagings, and occurrences arranged for by Producer, if any, (collectively, "Events") and including any Interviews (as defined herein), so that Producer can produce episodes of the Project and other materials for the Project, and so that Producer and/or any other Producer's respective licensees, designees, successors and assigns (each individually [including Producer] and all collectively, "Assignee") can distribute, exhibit and/or otherwise use the Project.

(b) Audition and Casting. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, including, without limitation, the possibility that Artist may appear on television, Producer may interview Artist and/or photograph, film, videotape, reproduce, portray and/or otherwise record me and my name, voice, persona, appearance, signature, photograph, portrayal, characteristics, biographical information, image and/or likeness as part of the audition and casting process for the Project. The photos and recordings produced in connection therewith shall be referred to herein collectively as the **"Audition Recordings".** As part of the

audition/casting process, Artist also may provide Producer with photographs, videos, applications, writings, letters, biographical information, and any other material (collectively, **"Pre-existing Material").** Artist hereby grants a perpetual, worldwide non-exclusive license (on a quit-claim basis) to use such Pre-existing Materials in and In connection with the Project and Series and in the advertising and promotion, and ancillary and derivative uses (including but not limited to Merchandise authorized hereunder), thereof in all media now known or hereafter devised. Pre-existing Material received by Producer will not be returned, and Producer shall not be responsible for any loss, destruction, or other disposition thereof. Artist acknowledges that Artist will provide to Producer only copies of material, which such copies are not of sentimental or other value to us, and to retain the originals. The Pie-existing Material and the Audition Recordings shall be referred to herein collectively as the "**Audition/Casting Materials."**

3. <u>PARTICIPATION.</u> Subject to the limitations set forth in this paragraph and elsewhere in this Agreement, in the event Producer exercises the Option, and for any Additional Option(s) that Producer may exercise, Artist agrees to participate in the Project as follows

(a) <u>Series.</u> Producer will advise Artist of the production schedule for the applicable Series when such schedule is available to other on-camera participants in the Project. Artist acknowledges that due to the nature of the Project as a reality production, Producer cannot anticipate day-to-day changes to the production schedule, and Artist agrees that Artist will cooperate with Producer in good faith with respect to changes In the production schedule, Artist will be reasonably available in the event of such changes and, in any event, Artist will not act to frustrate the purposes of this Agreement. Artist acknowledge that as a convenience to the participants and to facilitate the production of the Project, Producer may request on occasion that Artist appear at a Location (as defined herein) as a particular time during the production period to participate in Events. In addition, Artist agrees to meet with, and be interviewed, from time-to-time by Producer and other Project personnel, both on-camera and off-camera, at reasonable times and places suggested by Producer after prior consultation with us, in connection with the Project (the **"Interviews").**

(b) <u>Locations.</u> Artist will appear in connection with the production of the Project as and to the extent required by the Producer at such locations as Producer will designate in its sole discretion. Artist acknowledges and understands that taping of the Project is presently set to take place at various locations designated by Producer in its sole discretion (the **"Location(s)"),** subject to Producer's sole right to change the Locations, and that Artist, my actions, voice and sound effects on the Locations will be videotaped, filmed and otherwise recorded for the Project. However, the foregoing will not limit the time, place and manner in which Artist may be videotaped, filmed and otherwise recorded which may occur at any time and at any place, whether or not at the Locations.

(c) <u>On-Camera Participation.</u> On scheduled production days, Artist agrees that Producer and its designees may film, tape, portray, photograph and otherwise record Artist, Artist's likenesses (whether photographic or otherwise), Artist's voice (and other sound effects), Artist's actions, personality, name and personal identification (collectively, Artist's "Likeness"), Artist's conversations, Artist's statements, Artist's activities, etc. (collectively, our **"Appearance")** during and in connection with my participation in the Project. Artist acknowledges and agrees that Producer may make such recordings of Artist's Likeness and Appearance at various locations, including, without limitation, at any Location. Artist understands that Producer may require Artist to wear a microphone (wireless or otherwise) and to be accompanied by Producer's film crew and representatives for periods during Artist's participation in the Project. Artist acknowledges and agrees that at all times during Artist's participation in and in connection with the Project any and all of their activities (including, without limitation, our Appearances) may be recorded by Producer. Artist acknowledges and agrees that during Artist's participation in the Project, as part of Artist's Appearance, Producer may require me to re-create, re-enact or repeat certain actions, activities, statements, etc. which Artist has already made as part of Artist's Appearance. Further, Artist acknowledges and agrees that as part of the Project, Producer may, from time to time, choose to

suggest circumstances, settings and events (including statements, opinions and actions by me and other participants) in any manner (for example, Artist or other participants may be asked to say or do things which heighten the emotional or dramatic impact of the Project and/or productions, but which acts or actions are rendered solely at the request of Producer and may not otherwise have occurred), and that Artist may not be aware of such circumstances, settings, or events. Artist hereby acknowledges and agrees to comply with Producer's reasonable instructions.

WITHOUT LIMITING THE FOREGOING, WE ACKNOWLEDGE AND AGREE THAT CAMERAS AND OTHER RECORDING DEVICES MAY BE PLACED IN AREAS TO WHICH I HAVE ACCESS OR CONTROL DURING THE PROJECT PRODUCTION PERIODS FOR THE PURPOSE OF CAPTURING PORTIONS OF THE MATERIAL AND THEY WILL CAPTURE PERSONAL CONVERSATIONS AND OCCURRENCES (INCLUDING, WITHOUT LIMITATION, PHONE CONVERSATIONS). WE ALSO UNDERSTAND THAT SOME INCONVENIENCE TO US OR OTHER RESIDENTS (IF APPLICABLE) MAY RESULT FROM SUCH RECORDINGS. I ACKNOWLEDGE AND AGREE THAT DURING MY PARTICIPATION IN THE PROJECT, I WILL HAVE NO EXPECTATION OF PRIVACY AND THAT ANY AND ALL OF MY ACTIONS MAY BE RECORDED (EXCLUDING BY HIDDEN CAMERAS AND LISTENING DEVICES) AND USED BY PRODUCER. INCLUDING WITHOUT LIMITATION IN AND IN CONNECTION WITH THE PROJECT AND ALL ANCILLARY AND DERIVATIVE MATERIALS THEREOF. IT BEING UNDERSTOOD THAT PRODUCER SHALL NOT RECORD ARTIST IN BATHROOMS WHEN ARTIST IS SHOWERING OR ACTUALLY ENGAGING IN PRIVATE ACTIVITIES, OR IN BEDROOMS WHEN ARTIST IS ACTUALLY SLEEPING OR NUDE (I .E. TOPLESS AND/OR BOTTOMLESS) WITHOUT ARTIST CONSENT.

We have read Paragraph 3(c) and accept and agree to its terms.

BE (BE INITIALS)

4. CREDIT:

(a) Screen Credit. Provided that Artist is not in uncured breach or default hereunder, Artist appears recognizably in the Series and provided any other individual receives credit on-screen, Artist shall be accorded some form of on-screen talent credit on each Series episode (as applicable) In which Artist appears recognizably. Such credit will be shared with the other performers and may be squeezed in the event other credits in the end titles are squeezed. Producer acknowledges and agrees that all individuals who are deemed to be solely on-camera "talent" for the Series shall be accorded credit on a most-favored-nations basis,

(b) Paid Ads. Producer shall include the credits set forth in Paragraph 4.A. above in the billing block portion of all paid ads solely related to the Series under Producer's direct control issued while Artist is rendering on-camera services in accordance with the terms hereof in which any other on-camera personnel rendering services in connection with the Series is included (excluding ads involving awards, prizes, nominations, congratulatory announcements or personal appearances mentioning only the person or persons so honored or appearing). All credits set forth in this Paragraph 4.B. are subject to Producer's exclusions and parameters as set forth in Exhibit "A" (except as modified by this Paragraph 4.B., which shall control in the event of a conflict with Exhibit "A").

(c) General. All other aspects of credit shall be at Producer's sole discretion. No casual or inadvertent failure by Producer to provide such credit shall be deemed a breach hereof. In the event of a failure to provide such credit, Artist's rights, if any, shall be limited to the right to seek damages in an action-at-law and in no event shall

Artist's be entitled to seek or obtain injunctive or other forms of equitable relief. Upon Artist's notice to Producer of Producer's failure to provide such credit, Producer shall undertake reasonable efforts to correct such failure on a prospective basis (allowing for an adequate period of time after receipt of such notice to implement such correction but in no event shall Producer be under any obligation to recall or reprint any existing copies or materials).

5. **EXCLUSIVITY.** During the Term (as defined below), Artist shall be exclusive to Producer in all non-scripted, "reality" television and internet programming. Artist's services shall be performed in-person, on a first-call, first-priority basis during Project periods (including pre- and post-), but at other times Artist may render non-interfering outside services provided that such appearances shall not irreparably tarnish Artist's image as an on-camera performer for the Series; nor incorporate any characters or material from the Series (nor be similar thereto); nor refer to the Series, Producer, MEG, its parents, subsidiaries or affiliated companies; nor use or incorporate any of the names, marks or logos of Producer, MEG or any of Producer and/or MEG's parents, subsidiaries or affiliated companies; nor be on a television program that, to the best of the Artist's knowledge in the exercise of reasonable prudence, is scheduled to be exhibited at the same time as any regularly scheduled exhibition of the Series. In addition, during any period that Producer has an unexpired Option pursuant to this Agreement (the "**Term**") and during the initial exhibition of any Cycle of the Series occurring after the Term, Artist shall not appear in any commercials or endorsements for any product or service competitive to (i) a "major sponsor" of the Series or the applicable programming service upon which the Series is initially exhibited (at such time, on request, Producer shall inform Artist of the then-current "major sponsors" for such programming service), (ii) any sponsor whose products or services are integrated into the Series; or (iii) any sponsor with whom Producer has arranged for commercial tie-ins for the Series. During the term of this Agreement, Artist may render non-interfering services as an actor/performer in scripted television programming in other media. Artist shall notify Producer in writing in advance of all third party services permitted under this Paragraph 6.

6. **PROMOTION.** Artist shall render publicity and promotional services in connection with the Series as reasonably requested by Producer (five [5] appearances per Cycle of the Series being considered by the parties to be per se reasonable), without any further compensation; provided, however, that said publicity services shall be subject to Artist's unavailability due to then-existing conflicting professional contractual commitments in the entertainment industry, except that, at Producer's request, Artist shall be required to appear at the following, once per year each: (i) the MEG "up-front" presentation to advertisers and; (ii) the TCA press tour. In the event of any such appearance, Producer shall provide travel accommodations per Paragraph 3 above. If Artist is required to render publicity services more than fifty (50) miles away from Artist's permanent (or then-current place of residence, if different), Artist shall be entitled to receive a per diem and travel expenses in connection with such publicity services.

7. **ADDITIONAL SERIES SERVICES:**

(a) In the event Producer requires Artist's services in connection with any television special, compilation, reunion or best-of program, Producer shall provide Artist with reasonable prior notice of such services and Artist **agrees to render on-screen talent services** in connection with such program(s).

In addition, in the event Producer requires Artist to render any Additional Services (defined below), and provided such services are not consecutive to Project periods for the Series, Producer shall provide Artist with reasonable prior notice and Artist agrees to render such services. "Additional Services' shall include (without limitation) a reasonable number of the following: (i) host wraparounds, on-screen commentary, voiceover materials, mini-episodes and extended programming content; (ii) promotional spots and

trailers; (iii) gaming content, voiceover and image/motion capture materials; (iv) graphics/wallpaper content (e.g., talent photos). and audio content (e.g., voicetone/voice ringback content); (v) any television special, compilation (e.g. so-called "cram sessions"), reunion or "best-of" programs; alternative versions of Series episodes (e.g., so-called "remix" episodes); and/or extended episode content (e.g., to create so-called "super-sized" versions of episodes) in connection with the Series; (vi) weblogs (which may be text, audio and/or audio-visual) and/or social networking websites or webpages (e.g., about Artist's experiences in the Project, etc.) to be written and/or maintained by Artist as instructed by Producer and subject to Producer's right to edit and/or otherwise approve any and all elements thereof (each, a "Blog") and (vii) other similar materials, for all media.

(b) In addition, Artist hereby grants to Producer the irrevocable and perpetual right and license, throughout the universe, in any and all media, manner or platforms in any language to use and/or license our Likenesses (a **"TPM Use")** as embodied and contained in the Material and our name, whether or not embodied in the Material, for the purpose of and in connection with, the sale of certain third party products, goods and services **("Third Party Merchandise")** (as further described below herein). The grant contained in this Paragraph 8 is limited to the use of our Likeness only in connection with the sale of Third Party Merchandise on a "Seen On" or similar-type of broadcast program/network, website, distribution platform or service (e.g., wireless) and only in connection with the Project. The parties acknowledge that Producer has entered into an agreement with a third party, pursuant to which a "Seen On" website **("Seen On Site")** may be created for the purpose of selling Third Party Merchandise. Artist acknowledges that the Seen On Site may provide the end user with the ability to view my Likeness as contained in the Material In which we are wearing, using, interacting with, or appearing with Third Party Merchandise (e.g., clothing, furniture, etc.) and to view products we have worn, used, interacted with, or appeared with in the Series that may be identified by reference to our name (e.g., "[Participant's][Brand]"), and may provide the end user with the ability to purchase such Third Party Merchandise or purchase similar Third Party Merchandise (e.g., as in the context of a "get the look for less"-type promotion). We acknowledge that the uses of our Likenesses permitted pursuant to this Paragraph 8 shall not constitute a direct or indirect endorsement by us of the Third Party Merchandise. Producer may, at its election, display the words "No Endorsement Implied" (or a similar statement, as determined by Producer) on the section of the site on which our Likeness appears (placement and size to be determined by Producer in its sole discretion); provided that no failure to do so shall constitute a breach of this Agreement by Producer. If Producer determines, in its sole good faith judgment that the appearance of any goods or services in the Material will affect the integrity or authenticity of the Project, We agree to adjust our use of such goods or services accordingly during Project of the Series. Producer, in its sole and absolute discretion, shall determine what arrangements with respect to Third Party Merchandise, if any, Producer shall enter into, and Producer shall determine, in its sole discretion, whether or not to use our Likenesses in connection with the sale thereof. Without limiting the foregoing, any and all terms of any Third Patty Merchandise arrangements, including, without limitation, Producer's fees or payments, shall be determined by Producer in its sole and absolute discretion, without any obligation to us. Notwithstanding the foregoing, Producer shall not have **the right to our Likeness In connection with any Third Party Merchandise involving the promotion of alcoholic beverages, tobacco, firearms, religion or any political viewpoint** without obtaining my prior approval.

8. <u>MERCHANDISING.</u> Provided that Artist is not in breach or default of this Agreement and further provided that Artist has rendered all services requested' by Producer in connection with the merchandising rights in and to the Series in accordance with the Standard Terms and Conditions, Artist shall participate in any net profits of merchandizing sales reflected in their royalty participation of 12%.

"Merchandising Defined Receipts" ("MDR") actually received by MEG and/or Producer and/or the broadcast network which exploits the Series from merchandising relating to the Series if Artist's name, voice and/or likeness

are used alone on such merchandising.

For the avoidance of doubt, the following shall not be deemed merchandising and Artist's names, voices and likenesses in the following shall not entitle Artist to a participation in MDR hereunder or any other payment in connection with the marketing and exploitation of the Series including, but not limited to, posters furnished to videocassette distributors, retail outlets and/or similar facilities for display or promotion, advertisements, jackets and/or covers of and inserts in book publications including books-on-tape or other similar methods of exploitation, videodiscs and cassettes, soundtrack recordings from the Series, exhibition of trailers and promotional films for the Series and credits listed in the billing block or other credit listing in connection with merchandising or commercial tie-ins.

"MDR" shall mean all gross merchandising receipts actually received by the broadcast network which exploits the Series, less the following on a continuous basis in the following order:

(i) a distribution fee to the network which exploits the Series of fifty percent (50%) of gross merchandising revenues; and

(ii) All merchandising costs and expenses incurred in connection with merchandising including without limitation, any distribution, manufacturing, guild residuals/reuse fees, marketing and promotional expenses (collectively. "Merchandising Expenses"); and

(iii) All third party merchandising participations, residuals, re-use fees and royalties actually paid in connection with such merchandising.

Nothing contained herein shall restrict or otherwise limit the deductibility of expenses Incurred by any distributor, sub-distributor or sales agent (if any) for purposes of calculating gross merchandising receipts under this Paragraph.

9. CONFIDENTIALITY. Artist shall not disclose to any third party any information to which Artist has had or will have access to concerning the Project and/or any of Producer's or MEG's operations or programming or other services or the terms (other than fee quotes) and conditions of this Agreement, except as expressly permitted by Producer in writing or as required by law. Artist shall not make or authorize others to make any statement to any media service with respect to the Project or otherwise publicize, advertise or promote Artist's appearance on the Project, without Producer's prior written approval in each instance. Notwithstanding the preceding, Artist may, after the initial press release issued by Producer for the Project, make incidental, non-derogatory, truthful reference to the Project and Artist's services in connection therewith in Artist's personal publicity and may reveal the terms of this Agreement to agents, managers, attorneys and other representatives of Artist who require such information. Under no circumstances shall Artist or any person or entity on MEG's behalf use or employ any of the names, marks or logos of MEG or any other MEG entity or any materials owned by Producer for any purpose without the prior express, written permission of Producer.

10. RELEASE:

(a) Parties. Artist acknowledges and understands that It is of the essence to this Agreement and Artist hereby agrees on behalf of Artist, and Artist's heirs, next of kin, spouse, guardians, legal representatives, employees, executors, administrators, agents, successors and assigns (collectively, the "**Releasing Parties**"), that Artist and the other Releasing Parties do hereby unconditionally and irrevocably release and forever discharge each of the other participants in the Project, any and all Assignees, each Assignee's respective affiliates, licensees, successors and assigns, and the officers, director, employees, contractors, partners, shareholders, representatives, members and agents of all of the forgoing (collectively, the "**Released Parties**") from and against any and all claims, demands, liens, agreements, contracts, actions, suits, costs, attorneys' fees, damages, judgments, orders and liabilities of

whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden in any way directly or indirectly related to or arising directly or indirectly out of the Project, the Material (as defined in "Exhibit A"), and/or the Rights (as defined in "Exhibit A" (collectively, the **"Released Claims"),** including without limitation: (i) Artist's participation and appearance in or elimination from the Project or activities associated with the production, post-production, promotion and exploitation of the Project, including without limitation claims for any injury, illness, damage, loss or harm to Artist or Artist's property, or Artist's death, and any and all claims, demands, damages, costs, expenses and causes of action that Artist and the other Releasing Parties may now have or may hereafter have or suffer due to or in any way arising out of any act or omission of any Released Party; and/or (ii) Artist's own actions and/or the actions of other participants; and/or (iii) any loss or damage to property and/or equipment, and/or (iv) the actions of any unrelated third parties invited by Artist; and/or (v) the production, distribution, promotion, exploitation or other use of the Project, by Producer and/or any other Assignee or based upon failure or omission to make use thereof. In no manner limiting the generality of the foregoing, the Released Claims will include, but not be limited to, those based on negligence of any of the Released Parties or any of the other participants in the Project, products liability, breach of contract, breach of any statutory or other duty of care owed under applicable laws, libel, slander, defamation, invasion of privacy, false light, right of publicity or personality, misappropriation, intentional infliction of emotional distress, negligent infliction of emotional distress, fraud, misrepresentation, products liability, breach of contract, and infringement of intellectual property rights (including, but not limited to, copyright and trademark). Artist and the other Releasing Parties hereby unconditionally and irrevocably agree that neither Artist nor the other Releasing Parties will sue or make any claim against any of the participants in the Project or the Released Parties with respect to the Released Claims and will not file any claim or complaint with the Federal Communication Commission ('FCC") or initiate any FCC proceedings for or in connection-with the Released Claims.

(b) Construction. We acknowledge and agree this Agreement is intended to operate and be construed as broadly as possible under applicable law. Accordingly, to the extent applicable law would limit this Paragraph 10 in any way, or invalidate any provisions hereof, such limitation or invalid provision will not operate to invalidate this Paragraph 10 in its entirety; rather, this Paragraph 10 will be deemed to operate and to be effective to the maximum extent permitted by law.

11. UNION COVERAGE: Although the parties contemplate that the services rendered by Artist pursuant to this Agreement shall not be governed by the terms of any union or guild collective bargaining agreement ("**Guild Agreement**"), Producer nevertheless reserves the right to subject Artist's services and this Agreement to the jurisdiction of any such Guild Agreement, and in that event, all of the following shall apply:

(a) Producer may increase Artist's Episodic Fee (as applicable) at any time to come within the terms of such Guild Agreement and/or to avail itself of any benefit under the Guild Agreement that Producer is entitled to receive by virtue of paying the amount chosen by Producer (including, but not limited to, paying Artist so-called "overscale" amounts as an advance against residual obligations, overtime, and other required payments); and

(b) Upon written notice from Producer, Artist shall become, at Artist's sole expense, a member in good standing of the guild or union with jurisdiction over the Guild Agreement and shall remain a member in good standing of such guild or union for so long as Artist is required to render services pursuant to this Agreement; and Artist will execute any further contracts or paperwork required to effectuate the terms of this Paragraph 9 including, but not limited to, assignment of this Agreement to a signatory to the applicable Guild Agreement.

If AFTRA, (1) the signatory to Agreement must be appropriate AFTRA entity and (2) include the following language in lieu of the above: This Agreement is subject to a collective bargaining agreement between AFTRA and Producer for this Series. Artist shall remain a member of AFTRA in good standing for as long as

Artist is required to render services pursuant to the Agreement. To the extent that any of the provisions of such AFTRA collective bargaining agreement are more favorable to Artist than this Agreement, such AFTRA collective bargaining agreement shall govern. Producer acknowledges and agrees that any and all over-scale amounts paid to Artist hereunder will be credited against any and all required payments for residuals; re-use fees or any other additional payments which may become due and payable to Artist in connection with Producer's use of the Series and to the extent permitted under the applicable APTRA collective bargaining agreement.

The foregoing and the Standard Terms and Conditions, attached hereto as Exhibit "A", attached hereto, and hereby incorporated by this reference, and the Rider to the Standard Terms and Conditions, attached hereto as Exhibit "B", and hereby incorporated by this reference, and shall constitute the complete and binding Agreement of the parties, superseding all prior understandings and communications, express or implied, oral or written, with respect to the subject matter hereof and this Agreement shall not be modified or amended except by a subsequent writing signed by all parties hereto. In the event of any inconsistency between the Agreement and the Standard Terms and Conditions, the terms set forth in the Agreement shall be deemed binding.

We acknowledge that we have read the foregoing Performers Agreement and are familiar with each and all of the terms, covenants and conditions contained therein, we are satisfied that said Performers Agreement is fair and equitable, and we hereby give my express consent to the execution thereof and will not revoke my consent thereto at anytime hereafter.

ACCEPTED AND AGREED TO:

By: Bobby Earnhardt
("Artist")
Print Name: Bobby Earnhardt

Date: 03/05/15

MOMENTOUS ENTERTAINMENT GROUP, INC.

By: Kurt E Neubauer
("Kurt E Neubauer")
CEO/President

Date: 3/05/15

LISTS ALL PRIOR NAMES, ALIASES, PROFESSIONAL/STAGE NAMES, ETC. FOR BOBBY EARNHARDT
Bobby Key

DATE OF BIRTH: [redacted] ADDRESS: [redacted]

CITY, STATE, ZIP: [redacted] TELEPHONE: [redacted]

TYPE OF ID CHECKED: Copy of Drivers License

COPY OF ID RECEIVED: _X_ YES ___ NO IF NOT, GIVE REASON ____________

THIS INFORMATION IS BEING OBTAINED AND WILL BE MAINTAINED SOLELY FOR LEGALLY-MANDATED RECORD-KEEPING PURPOSES.

Momentous Entertainment Group, Inc.
PERFORMER AGREEMENT

EXHIBIT "A"; STANDARD TERMS AND CONDITIONS (ON-D)

This Exhibit is attached to and made part of the performer agreement "Agreement) agreed to as of March 05, 2015 between MEG Inc. ("Producer"), and Bobby Earnhardt ('Artist"), in connection with the television project currently referred to as "Not Yet Titled" ("Project") and Artist's on-camera services therefor. If the Agreement applies to more than one television program (e.g., a pilot, presentation and (or series, and/or separate episodes of a series, etc.), then as used below, the term Project shall be deemed to Include all such programs collectively, as well as each such program Individually, as context allows or requires. As used herein, the term "Agreement" shall jointly refer to the performers agreement and these Standard Terms and Conditions, provided, however, that in the event of any disagreement between the performers agreement and these Standard Terms and Conditions, the performers agreement shall control, but only to the extent necessary to resolve the conflict.

1. SERVICES:

a. Artist hereby accepts the engagement under the Agreement and agrees to provide services as set forth therein. Artist shall render services conscientiously, shall devote Artist's time, attention, efforts, talents and abilities in accordance with the requirements of Producer and shall comply with all of Producer's instructions, directions and requests and all of the Instructions, directions and requests of any other person(s) designated by Producer. Artist further agrees that Producer's decisions shall be final and controlling with respect to all matters relating to the rendition of Artist services, including, without limitation, any and all business, production and creative matters, except to the extent otherwise set forth In the Agreement Artist services shall be rendered for and as directed by Producer at such places and on such locations as essence In the performance of this Agreement by being involved In any aspect of production of the Project as requested by Producer.

b. During and after the term of Artist engagement hereunder. Artist shall perform all other Project-related services and activities without any additional compensation, including, without limitation, standard billboards, openings, closings, lead-Ins, lead-outs, bridging lines, musical signatures, looping, retakes, rehearsals, added scenes, modeling, pre-records, post-synching and voice-overs, as wall as services in connection with promotions, merchandising activities, announcements, extended product placements, infomercials (either as part of the Project or for separate exhibition, either alone or with other audiovisual materials), publicity interviews, stills sessions, trailers, all other advertising for the Project and promotional appearances (including, without limitation at trade shows [including, without limitation NATPE, Synditel and PROMAX, if Producer requires] and other events or occasions [regardless of whether or not recorded or exhibited In any media, and including, without limitation, publicity events, press interviews, electronic press events, remote broadcasts, personal appearances and guest appearances]). Artist's responsibilities shall be as designated and directed by Producer and may Include, without limitation: appearing on camera in Artist's position as a performer in the Project, on those days and at those locations Producer designates in its discretion: developing and researching ideas for the Project attending field production shoots when directed; being Involved in the editorial mainstream of the Project, If so requested: and being involved in any aspect of production of the Project as requested by Producer.

c. The number and starting date for production periods of the Project shall be as designated by Producer. No additional payments shall be required in respect of services rendered at night on weekends, on holidays or otherwise, or after the expiration of any particular number of hours in any day. Producer shall have the right without limitation, to Intermingle production of episodes, to average work days and work weeks over the number of programs of the Project for which Artist are guaranteed payment (if any) and to combine programs and work periods. Producer, In Its sole discretion, may use Artist in more than one on-

camera role without additional compensation.

2. RIGHTS:

a. All results and proceeds of every kind of the services heretofore and hereafter to be rendered by Artist in connection with the Project, including, without limitation, all Ideas, gags, suggestions, themes, plots, stories, characters, characterizations, dialogue, titles, drawings, artwork, digital works, songs, music, photography, video, film and other material, whether or not fixed or reduced to drawing or wilting, at any time heretofore or hereafter created or contributed by Artist which In any way relate to the Project or to any of the material on which the Project will be based, whether or not actually used by Producer in or In connection with the Project (collectively, the "Material"), are and shall be deemed to be works-made-for-hire specially ordered or commissioned by Producer. Accordingly, Producer is and shall be considered the author and, at all stages of completion, the sole arid exclusive owner of the Material and all right, title and Interest therein (collectively, the "Rights”). The Rights shall include, without limitation, all copyrights, neighboring rights, trademarks, patents and any and all other ownership and exploitation rights In the Material now or hereafter recognized in any and all territories and jurisdictions, including, by way of illustration, production, reproduction, distribution, adaptation, performance, fixation, rental and lending rights, exhibition, broadcast and all other rights of communication to the public, and the right to exploit the Material throughout the universe in perpetuity in all media, markets and languages and in any manner now known or hereafter developed or devised. If under any applicable law the fact that the Material is work-made-for-hire is not effective to place authorship and ownership of the Project, the Materials and/or the Rights, and all rights therein, in Producer, then to the fullest extent allowable and for the full term of protection otherwise accorded to Artist under such applicable law, Artist hereby assigns and transfers to Producer the Rights and, in connection therewith, any and all right, title and interest of Artist In the Project and any other works now or thereafter created containing the Material.

b. Producer shall have the sole and exclusive right to use, develop, market, sell, manufacture, exhibit, distribute, netcast, broadcast, license and/or otherwise exploit the Material, the Rights and the Project in whole or in part, throughout the universe in perpetuity in any and all media, now known or hereafter devised, alone, or together or as part of other works of any kind or nature including, without limitation by all forms of graphic, audio, visual, textual, digital, multimedia and other distribution which are now known or may hereafter exist or be devised, including, but not limited to, all print, broadcast, cablecast, all forms and means of video and/or audio streaming, still or download, whether delivered to portable devices, personal computers, set top boxes, televisions or other forms of hardware via broadcast, syndication, basic cable, pay television, satellite television, pay-over-the-air, dosed circuit, hotel/motel TVRO, SMATV, MMDS, DBS, video-on-demand, pay-per-view, datacasting, Internet protocol, wireless protocol, terrestrial radio, satellite *radio,* “high definition” superstation telecast, OBS, TVRO, MDS, MMDS, video cassette, compact disc, laser disc, DVD, CD, “Interactive Product” (as defined below) and moving picture rights; all ancillary, subsidiary, commercial tie-in rights; and all rights in any and all other electronic means, methods or devices; and Producer may otherwise exploit the Material, the Rights and the Project in such media, forms and for such uses throughout the universe as Producer deems desirable or appropriate. Producer will have the sole and exclusive right to authorize others to exercise any and/or all of the rights granted to Producer under this Agreement whether by license, sublicense, assignment or otherwise. Subject to any contrary terms of the Agreement, all revenues derived by Producer from the use, exhibition, publication, distribution, transmission, licensing, display or other exploitation of the Material, the Rights and/or the Project shall be the sole and exclusive property of Producer and Artist shall have no interest in or to any such revenues. For the purposes of this Agreement, “Interactive Products” shall mean multimedia and/or interactive products, motion pictures and/or programs delivered optically, electronically or otherwise through any form, medium or technology currently existing or hereafter developed Including,

without limitation, all optical forms of delivery such as video game forms and platform formats (including further, without limitation, arcade games), computer floppy discs, CD ROM, CD, DVD and virtual reality, and all other electronic devices and forms of delivery.

c. Artist hereby grants Producer the right to change, add to, take from, translate, reformat or reprocess the Material in any manner Producer may In Its sole discretion determine. To the fullest extent allowable under any applicable law, Artist hereby Irrevocably waives or assigns to Producer the benefits of any provision of law known as "droit moral," "moral rights" or any similar rights or principles of law In any country of the world which Artist may now or later have in the Material, and agrees not to institute or permit any action or lawsuit on the ground that the Project or any other production based upon the Material constitutes an infringement of Artist's droit moral or is In any way a defamation or mutilation of the Material or any part thereof, or contains unauthorized variations, alterations modifications, changes or translations. Artist expressly acknowledges that many parties will contribute to the Project and other works that will embody all or part of the Material or rights. Accordingly, if under any applicable law the above waiver or assignment by Artist of "moral rights" or "droit moral" is not effective, then Artist agrees to exercise such rights in a manner that recognizes the contribution of, and will not have a material adverse effect upon, such other parties.

d. Producer and Artist acknowledge and agree that the sums paid to Artist pursuant to the Agreement are in consideration of, and constitute equitable remuneration for the rental right included In the Rights. If, under the applicable law of any territory or jurisdiction, any additional or different form of compensation is required to satisfy the requirement of equitable remuneration, then it is agreed that the grant to Producer of the rental right nevertheless shall be fully effective, and Producer shall pay Artist such compensation or, if necessary, the parties shall In good faith negotiate the amount and nature thereof in accordance with applicable law. Since Producer already has paid or agreed to pay Artist equitable remuneration for the rental right, and Artist hereby assigns to Producer all compensation for the rental fight payable or which may become payable to Artist on account or in the nature of a tax or levy, through a collecting society or otherwise. Artist shall cooperate fully with Producer In the collection and payment to Producer of such compensation. Further, since under this Agreement Producer has already paid or agreed to pay Artist full compensation for all services rendered and rights granted by Artist hereunder, Artist hereby assigns to Producer all other compensation payable or which may become payable to Artist on account or in the nature of a tax or levy, through a collecting society or otherwise, under the applicable law of any territory or Jurisdiction, including, by way of illustration only, so-called blank tape or similar levies. Artist shall cooperate fully with Producer in connection with the collection and payment to Producer of all such compensation. Artist agrees on Artist's own behalf and on behalf of Artist's heirs, executors, administrators and assigns, not to institute, support, maintain or authorize directly or Indirectly any litigation or proceedings instituted or maintained on the ground that Producers (or its licensees, assignee's or designee's) exercise of the rights granted Producer in the Project in any way constitutes an infringement or violation of any such rental or lending right as aforesaid.

e. In addition, and without limiting any of the foregoing, Artist is aware and hereby acknowledges that new rights to the results and proceeds of Artist's services hereunder may come into being and/or be recognized in the future, under law and/or in equity (collectively, the "New Exploitation Rights"), and that new (and/or changed) technology, uses, media, formats, modes of transmission, and methods of distribution, dissemination, exhibition or performance (collectively, the "New Exploitation Methods") are being and inevitably will continue to be developed in the future, which would offer new opportunities for exploiting such results and proceeds. Artist intends to and does hereby assign, grant and convey to Producer, any and all such New Exploitation Rights and New Exploitation Methods with respect to such results and proceeds.

3. NAME AND LIKENESS. Producer shall have the perpetual, irrevocable and exclusive right to use, and authorize others to use, Artist's name, likeness and biographical information pertaining to Artist for advertising, publicity, marketing, promotional and commercial tie-in purposes in connection with the Project and/or any other motion picture or other works based upon the Project, the Materials and/or the Rights, all ancillary and subsidiary rights therein and thereto (including, without limitation, merchandising and commercial tie-in rights and over the Internet), or any other use of the Project, as well as in or in connection with promotional materials for MEG and/or its programming services and other affiliates, other MEG programs and for the institutional purposes of the cable industry generally.

4. EXCLUSIVITY. Unless stated otherwise in the Agreement, Artist's services shall be exclusive to Producer In all fields, in all media, in all mediums.

5. PROMOTION:

a. Artist shall make promotional appearances on behalf of the Project Producer and/or any entity related to Producer or the Project, if requested by Producer.

b. Artist agrees that Artist shall do Project-related commercials and music videos for no additional compensation. Producer may take promotional, "behind-the-scenes" type footage and stills relating to the Project, and Artist consents to the use of Artist's name, voice, likeness and biography in connection with such footage and stills for no additional compensation and Producer shall have the unrestricted right to use such footage and stills for promotional and/or other commercial purpose related to the Project to the same extent set forth in Section 3 of these Standard Terms.

6. REPRESENTATIONS AND WARRANTIES:

a. Artist represents and warrants that: Artist is free to enter into this Agreement and is not (and will not be) subject to any conflicting obligations or disability that would prevent or interfere with the execution and performance of this Agreement by Artist. Artist has not undertaken nor will undertake any obligation to any person, firm or corporation that would conflict with, interfere with or derogate from the rights granted to Producer or the obligations incurred by Artist under this Agreement; Artist has not made nor will make any grant or assignment that would conflict with or impair the complete enjoyment of the rights and privileges granted to Producer under this Agreement; all writings, material, results and proceeds and contributions of Artist (including, without limitation, the Material) are and shall be wholly original with Artist and are not and shall not be copied In whole or in part from any other work or based In whole or In part on the life of any real person; none of the Material shall defame or disparage any person or entity or infringe upon or violate the rights of privacy, publicity, copyright or any other statutory or common Jaw rights of any kind or nature whatsoever of any person, firm or entity and the Material and Artist's services are not and shall not be the subject of any lien, encumbrance, claim, litigation or arbitration, whether pending, suspected or threatened.

b. Artist agrees to defend, Indemnify and hold harmless Producer and its licensees, successors and assigns, and its and their respective officers, directors, shareholders, employees, representatives and agents, and any person(s) or entity(ies), in whole or in part, owning, financing, producing, distributing and/or otherwise exploiting the Project the Materials and/or the Rights, and all principals of each of the foregoing, and each of them (collectively, "Affiliates"), from and against any and all claims, liabilities,

losses, judgments, damages, costs and expenses (including, without limitation attorneys' and accountants' fees and costs and court costs, whether or not in connection with litigation) (collectively, "Damages") arising out of, resulting from, based upon or incurred because of or in connection with (i) a breach or otherwise arising out of any claim which, if true, would constitute such a breach of any of Artist's representations, warranties or obligations contained In this Agreement (ii) the malfeasance and/or negligence and/or other tortuous acts or omissions committed by Artist and/or any agent, employee, guest or Invites of Artist; and/or (iii) any acts by Artist outside of the scope of Artist's engagement hereunder or contrary to Producer's Instructions in connection with the occurrence giving rise to such Damages. Producer may compromise or settle any such Claim made by a third party upon such terms as Producer may determine.

7. <u>DEFAULT, DISABILITY AND FORCE MAJEURE:</u>

a. An event of "disability" shall be deemed to exist under this Agreement If Artist becomes incapacitated or prevented from fully performing any of Artist obligations under this Agreement by reason of Mists illness or mental, physical or other disability or disfigurement Producer may require Artist to submit to medical examination(s) to be conducted by such physician(s) as may be designated by Producer to determine the extent of Artist's disability.

b. An event of "default" shall be deemed to exist under this Agreement if at any time: (i) Artist breach any representation, warranty. Obligation, covenant or provision In this Agreement, (ii) Artist fails, refuses or neglects or at any time Producer is notified by or on behalf of Artist (including by a representative) that Artist intends to fail, refuse or neglect, to report or render services to the full limit of Artist's ability as, when and where required hereunder, or to comply fully with any of Artist's obligations under this Agreement as required by Producer, or (iii) Artist fails to confirm by notice within one (1) business day after Producer requests in writing that Artist gives such confirmation, that Artist will perform fully under this Agreement. A "default" shall Include any event of disability occasioned as a result of Artist's use of alcohol or of any drug or controlled substance.

c. An event of "force majeure" shall be deemed to exist under this Agreement if Producers general business operations and/or Producers production or distribution operations and/or the operations of any licensee of the Project and/or any normal transmission or distribution operations for the Project are impaired, hampered, interrupted, prevented, suspended, postponed or discontinued, including, without limitation, by reason of any war, riot, fire, earthquake, casually, accident, labor controversy, governmental order or regulation, Judicial order (whether imposed on an industry-wide basis or affecting only Producer, the Project and/or the licensee(s) of the Project), act of God, all other events customarily included as events of force majeure in the U.S. television industry and/or any other similar or dissimilar occurrence beyond Produce's control.

d. If any event of disability, default or force majeure occurs at any time during the term of this Agreement then notwithstanding anything to the contrary contained in this Agreement, Producer shall have the right to suspend the term of Artist's engagement under this Agreement. No compensation shall accrue or be payable to Artist under this Agreement during any such period of suspension. Producer's payment of compensation to Artist during any, period of suspension shall not be deemed a waiver by Producer of any of its rights under this Agreement, and Producer may apply such payment(s) against any compensation accruing or coming due to Artist pursuant to this Agreement. Any suspension under this Agreement shall continue until Producers notice to Artist ending the suspension or until the cause of such suspension shall have ceased to exist, whichever first occurs, and, with respect to a suspension for disability or default, until Artist shall have

reported to Producer ready, willing and able to perform all of Artist's obligations hereunder. Notwithstanding the foregoing, any period of suspension may, at Producers election, be extended to include such period of time as may be required by Producer to make preparation for the utilization or resumption of Artist services. Artist shall resume rendering services upon such date following the lifting of any suspension as Producer may designate. If the period of any suspension under this Agreement shall include a starting date previously designated by Producer, then Producer may, at Producers election, cancel and/or postpone such starting date. During any period of suspension Artist shall not render services for any other person or an Artist's own behalf.

e. If Artist is in default under this Agreement, Producer shall have the right at Producer's election to terminate this Agreement either during the continuance of such default or within a reasonable time thereafter. (Whether or not Producer has first suspended Artist). In the event of Artist disability, Producer shall have the right, at Producer's election, to terminate this Agreement at any time after the continuance of such disability for three (3) consecutive business days or for an aggregate of five (5) business days during any production period, or immediately in the event of death. In the event that any period of force majeure continues for more than two (2) weeks, Producer shall have the right, at Producer's election, to terminate this Agreement in the event of any termination of this Agreement, Producer shall be relieved of any and all further obligations to Artist under this Agreement, except that termination for any reason other than for default by Artist shall not relieve Producer of its obligation to pay all accrued compensation with respect to periods for which Artist completed all services prior to such termination. Producer's rights under this Agreement (Including, without limitation, Its termination and suspension rights) are in addition to any other rights or remedies available to Producer, whether at law, in equity or otherwise.

8. EQUITABLE REMEDIES. The rights and services which are the subject matter of this Agreement are of a special, unique, extraordinary and intellectual character which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law and which would cause Producer great irreparable injury and damage. Accordingly, Producer shall be entitled to injunctive relief, specific performance and other equitable relief to preserve its rights and interest in and to such rights and services as are set forth herein. This provision shall not, however, be construed as a waiver of any rights Producer may have for damages or otherwise arising from any breach of this Agreement. Artist agrees that Artist's sole remedy in the event of any default or breach of the Agreement by Producer (including, but not limited to, the failure to pay any sums which may be due Artist, and/or to comply with any credit provisions hereunder) shall be an action at law against Producer to recover monetary damages actually suffered, if any (but no special, consequential or punitive damages). Specifically, Artist agrees that Artist shall have no right to enjoin the distribution or exhibition of the Project, any other motion picture or other work based upon the Project, the Materials as and/or the Rights, or to terminate or rescind any of the rights, releases or privileges granted hereunder to Producer, or to obtain any other form of equitable or injunctive relief, any right to which Artist irrevocably waives. At all times, Producer shall have all rights and remedies which it has at law or in equity pursuant hereto or otherwise, all of which rights and remedies shall be construed as cumulative.

9. PAYMENTS:

a. All payments to be made by Producer hereunder are subject to the full and faithful performance and observance by Artist of Artist Services and other obligations hereunder. It is expressly understood and agreed that should Producer for any reason whatever fail to make any such payment as herein provided, then Producer shall not be deemed in default hereunder unless and until following such failure the payee shall have given Producer written notice demanding such payment and Producer shall have failed to make such payment within thirty (30) days after Producer's receipt of said notice, in any event, Producer's inability for any such default and

Artist rights and remedies therefore shall be limited as set forth in Section 8, and in no event shall any of the rights acquired or to be acquired by Producer hereunder be affected or impaired.

b. If the compensation provided by this Agreement shall exceed the amount permitted by any present or future law or governmental order or regulation, such stated compensation shall be reduced while such limitation is in effect to the amount which is so permitted; and the payment of such reduced compensation shall be deemed to constitute full performance by Producer of its obligations hereunder with respect to compensation for such period.

c. Producer may deduct and withhold from compensation to the extent permitted by law, any dues, fees, or assessments payable by Artist to any labor organization having jurisdiction over this Agreement, provided the amounts owed to Producer by Artist in connection with this Agreement or otherwise and/or all amounts so deducted and withheld are remitted to such labor organization as may be entitled thereto. Producer may deduct and withhold from Artist compensation all amounts to be deducted or withheld pursuant to any present or future statute, ordinance, law, order, regulation, judgment or decree requiring the withholding of compensation.

10. <u>NO OBLIGATION TO PROCEED:</u> Failure of Producer actually to use the services of Artist, in whole or in part shall not be deemed a breach of this Agreement by Producer, and in any such event, Artist shall not be entitled to any damages by reason thereof, provided, however, that if Artist shall fully and faithfully perform and observe all of the terms and conditions of this Agreement, such failure shall not relieve Producer of Its obligation to pay Artist the guaranteed compensation provided for In the Agreement (if, any), subject, however, to any other provisions of this Agreement relieving Producer of its obligations hereunder (e.g., default, disability or force majeure). Without limiting the foregoing, it is understood that Producer shall have the unqualified right at all times to engage other artist, employees and consultants to work on the Project. Further, Artist acknowledges and agrees that Producer shall not be obligated to develop, produce, exhibit, distribute, advertise or otherwise exploit the Project, the Materials and/or the Rights, or otherwise exploit any of the rights granted to Producer hereunder.

11. <u>PUBLICITY.</u> All publicity, paid advertisements, press notices, Interviews and other information with respect to the Project shall be under Producer's sole control and all Information pertaining to the Project, the Material, Artist's duties and obligations pursuant to this Agreement, the terms of this Agreement and all business and activities of Producer, its related and affiliated entities and all of its employees and agents, shall be kept strictly confidential by Artist and Artist shall not Issue nor consent to, nor authorize any person or entity to release any such Information, without Producer's express prior written approval in each Instance. Under no circumstances shall Artist or any person or entity on Artist behalf use or employ any of the names, marks or logos of MEG or any other MEG Networks entity for any purpose without the prior, express, written permission of MEG.

12. <u>SCREEN AND ADVERTISING CREDIT:</u> Artist shall be accorded credit only if provided for in the Agreement or in an applicable and binding collective bargaining agreement and only if Artist has performed all services called for by this Agreement. The obligation to accord Artist credit in paid advertisements, if any, shall apply only to the so-called "billing block" portion of paid advertisements issued by Producer or under its direct control relating primarily to the Project and shall in no event apply to any of the following "Excluded Ads"; so-called "teaser" or "special" advertising, publicity and/or exploitation relating to the Project or to the material upon which the Project is based, any members of the cast, the authors, directors, producers or similar matters; so-called "trailers" or other advertising (including promotional films) on the screen or by radio or television; institutional, group or list advertising; other advertising; not relating primarily to the Project; narrative form; credits on the screen at the end of the Project; newspaper or other periodical advertisements 1200 lines or less; byproducts, record album jackets and similar packaging, merchandising products or commercial tie-ups; or advertising of such nature that Artist has not granted consent to the use of Artist's name in connection therewith. Any references in the Agreement to "size," however stated, whether as a percentage or otherwise, shall mean height. Except as specified specifically to the contrary In the Deal Terms, all matters relating to Artist's credit (such as size, style of type, placement, color, etc.) shall be at Producers sole discretion, and notwithstanding anything to the contrary in said

Deal Terms or elsewhere in this Agreement (i) there shall be no obligation whatsoever to accord Artist credit of any kind in any so-called "Award Ads" (including consideration, nominations or congratulations for an award) relating to any other person or entity involved in the Project; and (ii) no so-called "presentation" or production credit shall be deemed granted to Artist.

13. MORALS. If Artist should, prior to or during the term of this Agreement, commit any criminal offense or any act that brings Artist into public disrepute, scandal, contempt or ridicule or that shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on Artist or Producer in a significant and material way, or any licensee, sponsor or advertising agency of the Project, or any affiliated entity of Producer, then Producer, may, in addition to and without prejudice to any other remedy of any kind or nature set forth in this Agreement, terminate or suspend this Agreement at any time within ninety (90) days after Producer first learns of the occurrence of any such event.

14. INSURANCE: Producer may secure life, health, accident, cast or other insurance covering Artist and/or others, and Artist shall not have any right, title or interest in and to such insurance. Artist will submit to usual and customary medical examinations and will sign such applications and other documents and cooperate with Producers requirements and policies, all as may be required by Producer for Producer's insurance purposes (including self-Insurance). In the event any examination establishes a doubt as to Artist's physical ability to complete Artist's services under this Agreement, or if Artist fails to appear for such examination at the time and place designated, Producer may terminate this Agreement; and, moreover, in the event cast insurance covering Artist cannot be obtained for normal premiums and without substantial exclusions, Producer may terminate this Agreement.

15. PLUGS. Artist acknowledges that it is a crime under Section 507 of the Federal Communications Act for any person in connection with the production or preparation of any program intended for broadcasting to accept or pay any money or provide any service or other valuable consideration for the inclusion of any matter as a part of any such program without disclosing the same to the employer of the person to whom such payment is made or to the person for whom such program is being produced. Artist further acknowledges that it is Producer's policy not to permit any employee to accept or pay any such consideration, and Artist represents that Artist has not and will not accept and have not and will not pay any money or provide services or other valuable consideration for the Inclusion of any "plug," reference or product identification or of any other matter in the Project or any other production based on the Project.

16. ASSIGNMENT. Producer may transfer and assign this Agreement or all or any of its rights or privileges hereunder, and/or delegate all or any of its obligations hereunder, and/or lend any of Artist's services under this Agreement to any person or entity, in which event Producer shall be released and discharged from all of its obligations hereunder and Artist shall look solely to such assignee or delegee, as the case may be, for performance thereof. Artist may not assign this Agreement or any rights hereunder, in whole or in part, except with Producers prior written approval, and any such purported assignment shall be null and void.

17. ADDITIONAL DOCUMENTS. Upon request by Producer, Artist shall duly execute, acknowledge and deliver to Producer, or cause to be executed, acknowledged and delivered to Producer, in form approved by Producer, any and all further assignments, instruments or documents consistent herewith that Producer may deem necessary, expedient or proper to carry out and effectuate the purposes and intent of this Agreement. Artist hereby irrevocably appoints Producer as Artist's attorney-In-fact to execute any such documents in the event Artist fails to within five (5) business days from receipt of Produce's request to do so, unless a shorter time is required by Producer, which appointment shall be a power coupled with an interest, with full rights of substitution and delegation. Producer shall have the right to record the same In the United States Copyright Office or elsewhere as Producer may determine.

18. IDENTIFICATION: WORK PERMITS VISAS. Artist represents and warrants that Artist has provided to Producer all identification documentation and/or other, information or documentation requested or required by Producer in connection with Producers statutory recordkeeping and identification verification obligations, such Information and documentation to include, without limitation: (a) Artist's full legal name as well as any and all previous names, aliases, stage names, professional names and/or nicknames used by Artist or by which Artist may be currently or previously known or Identified; (b) Artist's current address; (c) Artist's date of birth; and (d) a legible photocopy of Artist's valid government-issued identification documentation (e.g. U.S. passport state driver's license or valid photo ID card), and that all such information and documentation is valid, true and accurate as of the date provided to Producer by Artist. Artist further represents and warrants that Artist has obtained and will maintain at all times during which this Agreement is in effect, any and all passports, visas, work permits, immigration clearances and all other clearances and permits necessary to enable Artist to perform Artist's duties hereunder in the jurisdictions in which services are contemplated (collectively, “Clearances"). Such clearances shall be valid and effective during the period of production of the Project in all such jurisdictions, and Artist's obtaining and maintaining such Clearances shall be a condition subsequent to Producers obligations hereunder.

19. CONTROLLING LAW.

a. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS ENTERED INTO AND FULLY TO BE PERFORMED THEREIN; THE PARTIES CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION AND VENUE OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION OVER FORT BEND COUNTY, TEXAS WITH RESPECT TO ANY ACTION THAT ANY PARTY DESIRES TO COMMENCE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY BREACH OR ALLEGED BREACH OF ANY PROVISION OF THIS AGREEMENT; AND ALL PARTIES WAIVE ANY OBJECTION AS TO IMPROPER VENUE OR THAT ANY STATE OR FEDERAL COURT OF TEXAS IS AN INCONVENIENT FORUM.

b. Nothing in this Agreement shall be construed to require the commission of any act contrary to law, and in the event of any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail and the provision of this Agreement affected thereby shall be modified only to the extent necessary to bring it within legal requirements, such provision shall be deemed stricken and severed from this Agreement and the remaining terms of this Agreement shall continue In full force and effect.

20. NOTICES. All notices and payments hereunder shall be given in writing either by personal delivery or by telegram, cable or mall (postage prepaid) to the party at the applicable address(es) set forth in the Agreement, or to such other address(es) as either party may designate from time to time in writing. The date of personal delivery, facsimile (receipt confirmed) or cable (receipt confirmed), or the date which is three (3) business, days following the date of mailing, as applicable, shall be deemed the date of service or delivery.

21. MISCELLANEOUS. If any one or more of the provisions contained in the Agreement and/or these Standard Terms and Conditions shall for any reason in any jurisdiction be held excessively broad as to time, duration, geographical scope, activity or subject it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear. No waiver by Producer of any failure to perform under this Agreement shall be deemed a waiver of any preceding or succeeding breach of the same or any other obligation. No officer, employee or representative of Producer has any authority to make any representation or promise in connection herewith or the subject matter hereof which is not contained herein, and Artist has not

executed this Agreement in reliance upon any such representation or promise. Any and all rights granted to Producer that inure not only to Producer's benefit but also to the benefit of all persons and entities that may hereafter acquire from Producer any right to produce, distribute, transmit, exhibit and/or otherwise exploit any of Producer's motion pictures or other products, and such may be released under any Producer or trade name, brand, producing mark, trademark or characteristic desired by Producer and/or Its assignees or licensees. The rights granted to Producer hereunder are in addition to any rights Producer may have as a member of the public. Neither expiration nor termination of this Agreement for any reason shall affect Producer's ownership of the rights granted or agreed to be granted by Artist hereunder or alter any of the rights or privileges of Producer or any of Artist's representations, warranties, Indemnities or undertakings. The headings of paragraphs, subparagraphs, sections and other subdivisions of this Agreement are for convenient reference only, and they shall not be used in any way to govern, limit, modify or construe this Agreement or any past or provision thereof or otherwise be given legal effect.

22. UNION/GUILD JURISDICTION: RESIDUALS. The services of Artist in connection with the Project shall not be rendered pursuant to the terms of or under the jurisdiction of any guild or union collective bargaining agreement, and Artist acknowledges that Producer is not signatory to any such agreement. Notwithstanding the foregoing, if this Agreement ever becomes subject to any applicable guild or union agreement ("Guild Agreement"), Producer shall have the right to receive the maximum benefits (or, if Producer elects, at any time to increase the compensation and receive the maximum benefits) of such Guild Agreement for Artist's compensation level. In such case, Producer shall pay on Artist's behalf any applicable pension, welfare and other fringe payments that Producer may be required to pay by virtue of any such Guild Agreement for the portion of compensation Producer has agreed herein to be allocated for Artist's services covered by such Guild Agreement, and the balance of compensation shall be deemed to be for Artist's other services to be furnished hereunder, if any. To the extent allowed by the Guild Agreement. any compensation paid hereunder in excess of the minimum required by any such Guild Agreement shall be considered as prepayment and in reduction of any further amounts otherwise required to be paid pursuant to said Guild Agreement, including, without limitation by way of overtime, penalties, wardrobe fittings, travel, rehearsals, work on 6th and 7th days and holidays, as well as for residuals, reuse payments, supplemental market payments and other additional or premium compensation, and the same shall be fully creditable against the balance of the compensation payable to Artist hereunder. Subject to the foregoing provisions of this Section 22, all payments made hereunder shall be for a complete buyout of all rights throughout the universe in perpetuity in all media now known or hereafter devised, and no other payments shall be Owed.